Exhibit 10.1

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INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2007. The parties to this Agreement (the “Parties”) are Coral Energy Holding, L.P., a Delaware limited partnership (“Coral Holding”), Coral Energy Resources, L.P., a Delaware limited partnership (“Coral Resources”), Coral Power, L.L.C., a Delaware limited liability company (“Coral Power”), and Coral Energy Canada Inc., a corporation of the province of Alberta, Canada (“Coral Canada” and, together with Coral Holding, Coral Resources and Coral Power, each a “Coral Entity” and together the “Coral Entities,” all of which are Affiliates of one another); and Avista Energy, Inc., a Washington corporation (“Avista Energy”), Avista Energy Canada, Ltd., an amalgamated corporation of the province of Alberta, Canada (“Avista Canada”), and Avista Turbine Power, Inc., a Washington Corporation (“Avista Turbine” and, together with Avista Energy and Avista Canada, each an “Avista Entity” and together the “Avista Entities,” all of which are Affiliates of one another). Capitalized terms used and not otherwise defined in this Agreement shall have the meanings given in the Purchase Agreement (defined below).

RECITALS

A.	Avista Energy and Avista Canada, as Sellers, entered into a Purchase and Sale Agreement dated as of April 16, 2007, with the Coral Entities, as Purchasers (the “Purchase Agreement”), by which the Coral Entities will purchase substantially all of the operating assets of Avista Energy and Avista Canada.

B.	Concurrently with the Parties’ entry into this Agreement and as of the Effective Time:

1.	Avista Energy, Avista Canada and the Coral Entities may enter into an Agency Agreement (the “Agency Agreement”) pursuant to which Avista Energy and Avista Canada would appoint certain of the Coral Entities as their agents with respect to certain of the Assigned Contracts;

2.	Avista Energy, Avista Canada and the Coral Entities are entering into a Post-Closing Transition Services Agreement (the “Transition Services Agreement”) pursuant to which Avista Energy and Avista Canada have agreed to provide certain services to the Coral Entities for a limited period of time;

3.	Avista Turbine and Coral Power are entering into an Energy Conversion Agreement (the “Lancaster Agreement”) pursuant to which Coral Power is agreeing to purchase from Avista Turbine the capacity and energy generated from that certain power generation facility located in Rathdrum, Idaho; and

4.	Avista Energy and Coral Resources are entering into that certain Agreement to Temporarily Assign Rights to Use Jackson Prairie Expansion Capacity (the “JP Agreement”) pursuant to which Coral Resources is obtaining from Avista Energy the right for a limited time to utilize the natural gas storage capacity held by Avista Energy located in Lewis County, Washington.

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C.	As part of the Purchase Agreement, the Agency Agreement (if and when entered into), the Transition Services Agreement, the Lancaster Agreement and the JP Agreement (collectively, with the documents and agreements entered into pursuant to such agreements, the “Transaction Agreements”), the Coral Entities and the Avista Entities are entering into this Agreement setting forth the terms and conditions under which the Parties are agreeing to provide indemnification for certain events that may arise out of or relate to the Transaction Agreements.

IN CONSIDERATION of the mutual promises, representations, warranties and covenants set forth in this Agreement, the Parties, each intending to be legally bound, agree as follows:

1. Definitions. As used in this Agreement:

(a) “Adverse Consequence” means any and all damages, assessments, charges, penalties, fines, costs, payments, Liabilities, debts, obligations, Taxes, liens, losses, expenses, fees or newly-imposed business restrictions, including court costs and reasonable attorneys’ fees and expenses, arising out of or relating to one or more Claims or Orders.

(b) “Claim” means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration of any kind whatsoever, whether fixed or contingent.

(c) “Liability” means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, criminal or civil, or due or to become due), including any liability for Taxes.

(d) “Order” means any order, ruling, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(e) “Third-Party” means any Person (including without limitation Governmental Authorities) other than the Coral Entities and their Affiliates or the Avista Entities and their Affiliates.

2. Indemnification Provisions for Benefit of the Coral Entities. Avista Energy, Avista Canada and, with respect to the Lancaster Agreement only, Avista Turbine, and each of them, jointly and severally, shall indemnify, defend and hold harmless the Coral Entities and each of their Affiliates, successors, officers, directors, employees and agents (each a “Coral Indemnified Party”) from and against the entirety of any Adverse Consequences any of them may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

2.1 Breach of Representations and Warranties. Breach by Avista Energy or Avista Canada of one or more of its representations and warranties made in the Purchase Agreement, including, without limitation, any representation or warranty made in:

(a) Sections 3.1, 3.2 or 3.7 of the Purchase Agreement (the “Title and Authority Representations”);

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(b) Sections 3.14 or 3.15 of the Purchase Agreement (the “Tax Representations”); or

(c) Section 3.17 of the Purchase Agreement (the “Environmental Representations”).

2.2 Coral Entity Claims. Claims of any Coral Entity, or Claims against any Coral Entity by Third Parties, resulting from, arising out of, relating to, in the nature of or caused by (a) any breach by (i) an Avista Entity of or default by it under any of its covenants contained in the Purchase Agreement, Agency Agreement or Transition Services Agreement, or (ii) any member of the Avista Group of or default by it under Section 10 of the Purchase Agreement, in each case as such covenants pertain to obligations arising or actions to be taken following the Effective Time, (b) with respect to Third Party Claims only, the ownership or operation of the Acquired Assets on or prior to the Effective Time, or (c) the ownership or operation by of the Excluded Assets or the Retained Liabilities prior to, on or after the Effective Time.

2.3 Claims under Lancaster and JP Agreements. Claims of any Coral Entity resulting from, arising out of, relating to, in the nature of or caused by any breach by an Avista Entity of or default by it under any of its representations, warranties and covenants contained in the Lancaster Agreement or the JP Agreement.

3. Indemnification Provisions for Benefit of the Avista Entities. The Coral Entities and each of them, jointly and severally, shall indemnify, defend and hold harmless the Avista Entities, their Affiliates, successors, officers, directors, employees and agents (each an “Avista Indemnified Party”) from and against the entirety of any Adverse Consequences any of them may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

3.1 Breach of Representations and Warranties. Breach by any of the Coral Entities of one or more of its representations and warranties made in the Purchase Agreement. The preceding obligations shall include, without limitation, breach of any representation or warranty made in Section 4.1 or 4.2 (the “Coral Authority Representations”) or Section 4.7 (the “Coral Tax Representation”) of the Purchase Agreement

3.2 Avista Entity Claims. Claims of any Avista Entity, or Claims against any Avista Entity by Third Parties, resulting from, arising out of, relating to, in the nature of or caused by any breach by a Coral Entity of or default by it under any of its covenants contained in the Purchase Agreement, the Agency Agreement or Transition Services Agreement as such covenants pertain to obligations arising or actions to be taken following the Effective Time, or the ownership or operation of the Acquired Assets and assumption of the Assumed Liabilities by the Coral Entities or their Affiliates after the Effective Time.

3.3 Claims under Lancaster and JP Agreements. Claims of any Avista Entity resulting from, arising out of, relating to, in the nature of or caused by any breach by a Coral Entity of or default by it under any of its representations, warranties and covenants contained in the Lancaster Agreement or the JP Agreement.

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4. Claims for Indemnification; Matters Involving Third Parties.

4.1 Notice. If any Coral Indemnified Party or Avista Indemnified Party (the “Indemnified Party”) becomes aware of any matter that may give rise to a Claim for indemnification under this Agreement (an “Indemnification Claim”) against any of the Avista Entities or Coral Entities, as the case may be (the “Indemnifying Party”), then the Indemnified Party shall give prompt written notice to the Indemnifying Party of each such Claim, stating the nature of such Claim in reasonable detail and indicating the estimated amount, if practicable, of the loss related thereto. Delay on the part of the Indemnified Party in providing notice shall not relieve the Indemnifying Party from its obligations hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced or damaged by such delay.

4.2 Acceptance or Rejection. If Indemnifying Party does not accept or affirmatively rejects such Indemnification Claim within thirty (30) days of the date the Indemnified Party provides written notice of the Indemnification Claim to the Indemnifying Party, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement. If the Indemnifying Party agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Party shall nevertheless be entitled to recover promptly from the Indemnifying Party the lesser amount, without prejudice to the Indemnified Party’s Claim for the difference.

4.3 Third Party Claims. If the Indemnification Claim results from a Third-Party Claim or proceeding, the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim or proceeding with counsel of their choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Indemnification Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences, to the fullest extent required under this Agreement, the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Indemnification Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Indemnification Claim and fulfill its indemnification obligations under this Agreement, and (iii) the Indemnifying Party conducts the defense of the Indemnification Claim actively and diligently.

4.4 Indemnified Party’s Rights. So long as the Indemnifying Party is conducting the defense of the Indemnification Claim in accordance with this Agreement, (i) the Indemnified Party may retain separate co-counsel, at its sole cost and expense, and participate in the defense of the Indemnification Claim and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Indemnification Claim without the prior written consent of the Indemnifying Party which consent will not be unreasonably withheld or delayed.

4.5 Failure to Defend. In the event the Indemnifying Party fails to conduct the defense of an Indemnification Claim that results from a Third-Party Claim or proceeding in accordance with this Agreement, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim or proceeding giving rise to the Indemnification Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party

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in connection with the same), (ii) the Indemnifying Party will have the obligation to reimburse the Indemnified Party promptly and periodically for the costs of defending against the Indemnification Claim (including reasonable attorneys’ fees and expenses) and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Indemnification Claim to the fullest extent provided in this Agreement.

5. Determination of Adverse Consequences. The Parties shall take into account the time value/cost of money (using the Applicable Rate as the discount rate) and also any net Tax benefits/costs in determining Adverse Consequences for purposes of this Agreement.

6. Claims that Related to Periods Both Before and After the Effective Time. The Parties have attempted to allocate their responsibility and indemnification obligations in respect of the Effective Time. To the extent that any Claims otherwise covered by this Agreement relate to both the period on and prior to the Effective Time and the period after the Effective Time, the Indemnification Claim resulting therefrom and the indemnification obligations in respect thereof shall be allocated to the Avista Entities in proportion to the period prior to the Effective Time and to the Coral Entities in proportion to the period after the Effective Time. If the proportion of indemnification obligations cannot be determined between the Parties in good faith, as set forth in this Section 6, such determination shall be submitted to the trier of such Claim which determination shall be final and binding as to the Parties.

7. Limitations on Liability.

7.1 Liability Threshold. Except as provided in the following sentence, and subject to Section 7.3 and 7.4, no Party shall be liable under this Agreement until the aggregate for all Indemnification Claims made by all Coral Indemnified Parties or Avista Indemnified Parties, as the case may be, under this Agreement is in excess of $150,000 and then only for such excess over the $150,000 aggregate threshold. Notwithstanding the foregoing liability threshold, the Avista Entities’ indemnification obligations for the Title and Authority Representations, Tax Representations and as set forth in Sections 2.2 and 2.3, above, and the Coral Entities’ indemnification obligations for the Coral Authority Representations and Coral Tax Representation and as set forth in Sections 3.2 and 3.3, above, shall be not be subject to such liability threshold limitation, and may be exercised in respect of the “first dollar” of any Indemnification Claim.

7.2 Maximum Liability. Except as provided in the following sentence and Section 7.4, the maximum aggregate liability of the Indemnifying Parties to the Indemnified Parties under this Agreement shall in no event exceed an amount equal to $30,000,000. Notwithstanding the foregoing:

(a) the Avista Entities’ indemnification obligations for the Title and Authority Representations and the Coral Entities’ indemnification obligations for the Coral Authority Representations shall not exceed the Purchase Price; and

(b) the Avista Entities’ indemnification obligations set forth in Section 2.2, above and the Coral Entities’ indemnification obligations set forth in Section 3.2, above, shall be unlimited in dollar amount.

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7.3 Survival of Indemnification Rights. An Indemnification Claim under this Agreement must be made, if at all, prior to the expiration of the following time periods:

(a) In the case of Indemnification Claims under Section 2.2 and Section 3.2 for which a performance period is specified, the duration of such performance period;

(b) In the case of Indemnification Claims under Section 2.2 and 3.2 other than as set forth in Section 7.3(a) above, there shall be no expiration period under this Agreement;

(c) In the case of Indemnification Claims under Section 2.1 or 3.1, other than as set forth in Section 7.3(d) below, such Indemnification Claim must be made no later than 18 months after the Effective Time;

(d) In the case of Indemnification Claims with respect to any of the Title and Authority, Tax, Environmental and Coral Authority Representations and Coral Tax Representations, such Indemnification Claim must be made no later than the third (3rd) anniversary of the Effective Time; and

(e) In the case of Indemnification Claims under Section 2.3 and Section 3.3, such Indemnification Claim must be made no later than thirty (30) days following the term of such agreement.

Indemnification Claims shall be barred if not made prior to the above expiration dates, and all obligations of indemnification with respect to such Indemnification Claims shall terminate and be of no further force or effect if such Indemnification Claims are not made prior to such dates.

7.4 Certain Breaches Not Subject to Limitations. Claims for indemnification with respect to (i) fraud or (ii) intentional misrepresentation shall not be subject to any of the limitations set forth in Section 7.1, Section 7.2, Section 7.3, Section 8 or Section 9.

8. Exclusive Remedy. The rights of the Avista Entities and the Coral Entities to assert Indemnification Claims and to receive indemnification payments pursuant to this Agreement shall be their sole and exclusive right and remedy with respect to any breach by any other party of any representation, warranty or covenant contained in the Transaction Agreements, except for the rights provided to the Parties to seek injunctions to prevent breaches of the Transaction Agreements or to enforce specifically the Transaction Agreements, as provided therein, and in all cases subject to the limitations on liability established in this Agreement.

9. Consequential Damages Limitation. Except as provided in the following sentence, in no event shall any Party have any obligation or liability arising under or relating to the Transaction Agreements (or any other agreement, document or certificate delivered in connection with the transactions contemplated by the Transaction Agreements) or this Agreement for any consequential, punitive, special or indirect loss or damage, including lost profits or lost opportunities, and each Party hereby expressly releases the other Parties from the same. As between the Parties to this Agreement, Claims for indemnification with respect to Third-Party Claims under this Agreement shall not be subject to the limitations set forth in the previous sentence to the extent of such Claims by Third-Parties, but the Parties acknowledge and agree that nothing contained in this Agreement is intended to, nor shall be construed to,

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waive, modify, amend or release any independent waiver of such consequential damages as may exist with respect to such Third-Party Claims outside of this Agreement or create a right for any person to recover consequential damages.

10. Miscellaneous.

10.1 Reliance. Each of the Coral Entities and the Avista Entities expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce the other Parties to enter into the Transaction Agreements, and each of the Coral Entities and each of the Avista Entities acknowledges that the other Parties are relying upon this Agreement in entering into the Transaction Agreements.

10.2 Entire Agreement. This Agreement, the Transaction Agreements (including the documents referred to therein) and the Guaranty, the Security Agreement and the Escrow Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement and the Transaction Agreements.

10.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named in this Agreement and their respective successors and permitted assigns. Except as provided in the next sentence, no party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written approval of the other Parties. The Coral Entities and the Avista Entities shall be entitled to assign this Agreement and any and all of their rights and interests under it to any Affiliate without the prior written approval of the other Parties, but such an assignment shall not relieve, discharge or otherwise affect the duties and obligations of the assigning Party under this Agreement, all of which shall remain in full force and effect.

10.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.5 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6 Notices. All notices, Indemnification Claims and other communications under this Agreement will be in writing. Any notice, Indemnification Claim or other communication under this Agreement shall be deemed duly given if it is sent to the intended recipient as set forth below:

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If to the Avista Entities to:

Avista Energy, Inc.

c/o Avista Corporation

1411 East Mission Avenue

Spokane, Washington 99202

Facsimile: (509) 495-4361

Attn.: General Counsel

With copies to:

Avista Capital, Inc.

1411 East Mission Avenue

Spokane, Washington 99202

Facsimile: (509) 495-4361

Attn.: General Counsel

and to:

Heller Ehrman LLP

701 Fifth Avenue, Suite 6100

Seattle, Washington 98104

Facsimile: (206) 447-0849

Attn.: Bruce M. Pym

If to the Coral Entities to:

Coral Energy Holding, L.P.

Coral Energy Resources, L.P.

Coral Power, L.L.C.

909 Fannin, Plaza, Level 1

Houston, Texas 77010

Facsimile: (713) 767-5699

Attn.: Senior Vice President

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Coral Energy Canada Inc.

3500, 450 - 1st Street S.W.

Calgary, Alberta

T2P 5H1

Facsimile: 403-716-3501

Attn: Senior Vice President

With copies to:

Coral Energy Holding, L.P.

909 Fannin Street, Level 1

Houston, Texas 77010

Facsimile: (713) 767-5699

Attn.: General Counsel

Any party may send any notice, Indemnification Claim or other communication under this Agreement to the intended recipient at the address set forth above using personal delivery, expedited or overnight courier, messenger service, facsimile or ordinary mail, but no such notice, Indemnification Claim or other communication shall be deemed to have been duly given unless and until it actually is received by or at the address or number of the intended recipient as specified in this Section 10.6. Any party may change the address to which notices, Indemnification Claims and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether under 5-1401 and 5-1402 of the New York General Obligations Law or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

10.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Avista Entities and the Coral Entities. No waiver by any party of any default under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Without limiting the generality of the foregoing, this Agreement is intended to confer upon the Parties indemnification rights to the fullest extent permitted by applicable laws. In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

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10.10 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The words “includes” and “including” shall not be words of limitation. The Parties intend that each covenant contained in this Agreement shall have independent significance. If any party has breached any covenant contained in this Agreement in any respect, the fact that there exists another covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first covenant.

10.11 Interpretation and Construction. In interpreting and construing this Agreement, the following principles shall be followed:

(a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b) the terms “herein,” “hereof,” “hereby,” and “hereunder,” or other similar terms, refer to this Agreement as a whole and not only to the particular article, section or other subdivision in which any such terms may be employed;

(c) references to sections and other subdivisions refer to the sections and other subdivisions of this Agreement;

(d) no consideration shall be given to the captions of the sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(e) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions and the term “and/or” shall mean “or”;

(f) currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;

(g) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;

(h) the plural shall be deemed to include the singular, and vice versa; and

(i) each exhibit, attachment, and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

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EXECUTED effective as of the date first above written.

CORAL ENTITIES

CORAL ENERGY HOLDING, L.P.

By:	/s/ Beth A. Bowman
Name:	Beth A. Bowman
Title:	Senior Vice President

CORAL ENERGY RESOURCES, L.P.

By:	/s/ Beth A. Bowman
Name:	Beth A. Bowman
Title:	Senior Vice President

CORAL POWER, L.L.C.

By:	/s/ Beth A. Bowman
Name:	Beth A. Bowman
Title:	Senior Vice President

CORAL ENERGY CANADA INC.

By:	/s/ Arnold MacBurnie
Name:	Arnold MacBurnie
Title:	Senior Vice President

AVISTA ENTITIES

AVISTA ENERGY, INC.

By:	/s/ Dennis P. Vermillion
Name:	Dennis P. Vermillion
Title:	President & Chief Operating Officer

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AVISTA ENERGY CANADA, LTD.

By:	/s/ Malyn K. Malquist
Name:	Malyn K. Malquist
Title:	Senior Vice President, Chief Financial Officer & Treasurer

AVISTA TURBINE POWER, INC.

By:	/s/ Dennis P. Vermillion
Name:	Dennis P. Vermillion
Title:	President

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